Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The Board of Directors
WSFS Financial Corporation:





We consent to incorporation by reference in the registration statements (No. 333-106561, 333-26099, 333-33713, 333-40032 and 333-127225) on Forms S-8 of WSFS
Financial Corporation of our report dated June 27, 2006, with respect to the statements of net assets available for benefits of the WSFS Financial Corporation 401(k) Savings and Retirement Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years ended December 31, 2005 and 2004, and the related supplemental schedules of assets (held at end of year) as of December 31, 2005 and the reportable transactions for the year ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 11-K of WSFS Financial Corporation 401(k) Savings and Retirement Plan.






/s/KPMG LLP


Philadelphia, Pennsylvania
June 27, 2006